Exhibit 10.3

AGREEMENT FOR RESTRICTED STOCK
GRANTED UNDER LSB FINANCIAL CORP.
2007 STOCK OPTION AND INCENTIVE PLAN

This Agreement has been entered into as of the ___ day of ___, 20___ between LSB Financial Corp., an Indiana corporation (the “Company”), and ___, a [employee/director] of the Company or one of its affiliates (the “Participant”), pursuant to the Company’s 2007 Stock Option and Incentive Plan (the “Plan”) and evidences and sets forth certain terms of the grant to the Participant pursuant to the Plan of an aggregate of ___ shares of Restricted Stock as of the date of this Agreement. Capitalized terms used herein and not defined herein have the meanings set forth in the Plan.

Section 1. Receipt of Plan; Restricted Stock and this Agreement Subject to Plan. The Participant acknowledges receipt of a copy of the Plan. This Agreement and the shares of Restricted Stock granted to Participant are subject to the terms and conditions of the Plan, all of which are incorporated herein by reference.

Section 2. Restricted Period; Lapse of Restrictions and Vesting. Subject to Section 5 of this Agreement and the provisions of the Plan, the restrictions on the shares of Restricted Stock granted to the Participant shall lapse and such shares shall become fully vested and not subject to forfeiture to the Company as follows: ___.

Section 3. Certificates for Shares. Each certificate representing the shares of Restricted Stock granted to the Participant shall be registered in the name of the Participant and deposited by the Participant, together with a stock power endorsed in blank, with the Company and shall bear the following (or a similar) legend:

“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) contained in the 2007 Stock Option and Incentive Plan of LSB Financial Corp. and an Agreement for Restricted Stock entered into between the registered owner and LSB Financial Corp. Copies of such Plan and Agreement are on file in the office of the Secretary of LSB Financial Corp.”

Upon the lapse of restrictions on such shares of Restricted Stock, the Company shall promptly deliver a stock certificate for such shares, free of such legend, to the Participant.

Section 4. Transferability. Until such time as the restrictions on the shares of Restricted Stock granted to Participant have lapsed and such shares are no longer subject to forfeiture to the Company, the Participant shall not sell, assign, transfer, pledge or otherwise encumber such shares of Restricted Stock.

Section 5. Termination. If the Participant ceases to maintain Continuous Service for any reason (other than death, Disability or Retirement), all shares of Restricted Stock granted to the Participant which at the time of such termination of Continuous Service are still subject to restrictions shall upon such termination of Continuous Service be forfeited and returned to the Company. If the Participant ceases to maintain Continuous Service by reason of death or

Disability, then the restrictions with respect to the Ratable Portion of the shares of Restricted Stock granted to the Participant shall lapse and such shares shall be free of restrictions and shall not be forfeited. If the Participant ceases to maintain Continuous Service by reason of Retirement, then the Committee shall, in its sole discretion, determine the effect of such termination on the shares of Restricted Stock granted to the Participant. If the Continuous Service of the Participant is involuntarily terminated, for whatever reason, at any time within 18 months after a Change in Control, any Restricted Period with respect to the shares of Restricted Stock granted to the Participant shall lapse upon such termination and all shares of Restricted Stock granted to the Participant shall become fully vested in the Participant.

Section 6. Dividends. In the event any dividends or other distributions, whether in cash, property or stock of another company, are paid on any of the shares of Restricted Stock granted to the Participant, such dividends or other distributions shall be delivered to the Participant at that time. Stock dividends and shares issued as a result of any stock-split, if any, issued with respect to the Restricted Shares shall be treated as additional Restricted Shares and shall be subject to the same restrictions and other terms and conditions that apply with respect to, and shall vest or be forfeited at the same time as, the Restricted Shares with respect to which such stock dividends or shares are issued.

Section 7. 83(b) Election. The Participant agrees not to make any election under Section 83(b) of the Code with respect to any shares of Restricted Stock granted under this Agreement.

Section 8. No Employment Rights. None of this Agreement, the Plan or the award of shares of Restricted Stock hereunder shall be construed as giving the Participant any right to be retained as an employee or director of the Company or any Affiliate.

Section 9. Withholding. In connection with the delivery of shares of Common Stock as a result of the vesting of Restricted Stock, the Company shall have the right to require the Participant to pay an amount in cash sufficient to cover any tax, including any Federal, state or local income tax, required by any governmental entity to be withheld or otherwise deducted and paid with respect to such delivery (“Withholding Tax”), and to make payment to the appropriate taxing authority of the amount of such Withholding Tax.

Section 10. Plan Controlling. The terms and conditions set forth in this Agreement are subject in all respects to the terms and conditions of the Plan, which are controlling. All determinations and interpretations of the Committee shall be binding and conclusive upon Participant and his or her legal representatives.

Section 11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana.

Section 12. Notices. All notices and other communications required or permitted under this Agreement shall be written and shall be delivered personally or sent by registered or certified first-class mail, postage prepaid and return receipt required, addressed as follows: if to the Company, to the Company’s executive offices in Lafayette, Indiana, and if to Participant or his or her successor, to the address last furnished by Participant to the Company. Each notice and communication shall be deemed to have been given when received by the Company or Participant.

Section 13. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

IN WITNESS WHEREOF, this Agreement has been executed by the undersigned thereunto duly authorized as of the date first above written.

LSB FINANCIAL CORP.

By:
Name:

Title:

[Name of Participant]